Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-120328) and S-8 (Nos. 333-76269, 333-21619, 333-55685, 333-33533, 333-27891, 333-60190, 333-74452, 333-87630, 333-36092, 333-120196 and 333-120197) of Southwest Bancorporation of Texas, Inc. of our report dated March 10, 2005 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
March 14, 2005